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                                                                   Exhibit 10.12

                               SERVICES AGREEMENT

     THIS AGREEMENT, made and entered into as of this 23rd day of March, 1998, by and between STRATFORD RESEARCH, INC., a Georgia corporation ("STRATFORD") and CUMULUS MEDIA INC., an Illinois corporation (the "Company") (STRATFORD and the Company shall be referred to collectively as the "Parties").

                                R E C I T A L S:

     WHEREAS, the Company is in the business of identifying and entering into acquisitions of media properties;

     WHEREAS, STRATFORD has expertise and resources in the areas of radio market research, format identification, and programming; and

     WHEREAS, the Company wishes to outsource the provision of these services to STRATFORD.

     NOW, THEREFORE, the Parties agree as follows:

     1. Term. The effective date of this Agreement shall be March 23, 1998 ("Effective Date") and it shall continue in effect until the third anniversary of the Effective Date unless terminated before then as provided below.

     2. Provision of Services. The Company agrees to purchase, and STRATFORD agrees to provide, services under the terms and conditions described herein.

     3. Duties of Service Provider. STRATFORD has and will maintain a staff trained and experienced in radio programming, market research, and format identification. Such staff is and will be adequate for the performance of STRATFORD's duties under this Agreement. Services to be rendered by STRATFORD under this Agreement shall include the services identified in Exhibit A to this Agreement. In addition to the services of its own staff, STRATFORD shall, after consultation with the Company regarding services to be rendered at the Company's request, arrange for and coordinate the services of other professionals and experts, such as audience research groups (Arbitron) or other outside service providers. Such use of service providers other than STRATFORD shall be at the expense of the Company. STRATFORD shall report to and be accountable to the Chief Executive Officer of the Company in connection with the performance of its services under this Agreement.

     4. Compensation. In consideration of the services to be provided by STRATFORD, the Company agrees to pay STRATFORD the amounts listed in Exhibit B to this Agreement. Such amounts shall be due and payable upon the closing of the transactions which relate to the services provided. In addition, the Company shall promptly, but in no event later than thirty (30) days,


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reimburse STRATFORD for all of its documented out-of-pocket and direct expenses incurred in connection with the performance of its services under this Agreement. In the event that a transaction is not consummated, Company will reimburse STRATFORD for services approved by the Company and provided by STRATFORD, including all travel-related expenses. Such services will include, but not be limited to, due diligence work in connectionwith the proposed transactions: (1) market visits; (2) consulting during a period in which a station which is a prospective acquisition target is under a Local Marketing ("LMA") Agreement with the Company; and (3) market research performed during the LMA or due diligence periods.

     5. Termination. This Agreement may be terminated for cause by either Party upon thirty (30) days' notice. "Cause" for this purpose shall consist of a Party's failure substantially to perform its duties under this Agreement. Otherwise the Agreement shall terminate upon the expiration of the term described in Section 1 above. Notwithstanding the termination of the Agreement, STRATFORD shall be entitled to compensation for services provided through the termination date.

     6. Renewal. The Agreement shall be renewed for an additional twelve-month term beyond the initial term, unless either Party provides written notice to the other Party no later than thirty (30) days before the expiration of the initial term, of its intent to terminate the Agreement. Fees for the renewal period shall be mutually agreed by the Company, but shall be not less than ten (10) percent or more than twenty (20) percent higher than the fees for the initial term.

     7. Amendment. This Agreement can be modified or amended only by a writing signed by the parties hereto.

     8. Entire Agreement. This Agreement reflects the sole understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any agreement (whether oral or written) between the Parties with respect to the subject matter hereof.

     9. Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that this agreement will be assumable by and binding on any successor in interest of the Company without the prior written consent of STRATFORD.

     10. Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the undersigned have executed this Services Agreement as of the date first above written.


STRATFORD RESEARCH, INC.                    CUMULUS MEDIA INC.
By:                                         By:
   -------------------------------             ---------------------------


Title:                                      Title:
      -------------------------------             ---------------------------


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EXHIBIT A

Services to be Provided by STRATFORD

A. Provide a wide range of market research and ratings analyses to Cumulus stations. These shall include, but not be limited to:

     1. Strategic Market Studies (Brand Studies) custom designed to provide Cumulus with information necessary to develop each market's individual and collective strategic plans.

     2. Perceptual Tracking Studies to provide listener feedback on the perceived strengths and vulnerabilities of Cumulus' stations as well as their competitors.

     3. Music Testing to ensure that Cumulus stations' playlist (the lifeblood of a music station) is on target with the needs of its listeners.

     4. Quick strike studies used tactically to adadress specific concerns prior to a major investment decision being made.

     5. Focus Groups to provide qualitative feedback on promotional campaigns including television, direct mail, outdoor and marketing concepts.

     6. Ratings Analysis studies to track key performance measures in Arbitron Data and spot market trends which will impact strategic planning.

     7. Customer Satisfaction Studies to measure and track the awareness, performance nad perceptions of Cumulus sales organizations with local advertisers agianst those of both radio and other media in the market.

     8 Employee Satisfaction Studies to measure and track the attitudes of Cumulus employees towards management, work environment, sense fo corporate culture, pay, benefits, station/company policy, and co-workers.

B.   Provide Program Consulting to Cumulus Stations:

     1. Provide objective, structured and intensive guidance to each station's programming director and key talent within the framework of their strategic plan of action.

     2. Use weekly aircheck sessions with programming directors to critique station and provide guidance on formatic,s music rotations and production values.


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     3.   Daily availability to answer questions and solve problems with individual programming directors (e.g. clock adjustments, music software issues, marketing, etc.)

     4. Responsible for auditioning new product in for air play (new music adds).

     5. Weekly music calls by format with each programming director to discuss new music and set policy for adds.

     6. Work with programming directors to ensure successful implementation of music testing.

     7. Tri-annual market visits to review strategy, listen to the market and conduct an audit of the music scheduling software to insure that programming director is rotating music properly followed by a comprehensive visit report delivered to programming director, market manager and director of programming.

     8. Publish monthly newsletter exclusively for Cumulus stations to provide industry perspective, idea sharing and Company news with 500+ programming staff.

     9. Assist in the development and evolution of each station's programming web sites.


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EXHIBIT B

A.   Market Research

     1. Stratford will receive a one-time, pre-acquisition fee of $25,000 to conduct a Market Optimization Study for each market that Cumulus proposes to enter and in which the Company executes a purchase agreement. This fee will be subject to a five (5) percent increase per year over the three years of the term of this agreement.

     2. Stratford will receive a minimum of $25,000, per Cumulus market, to perform services outlined in Exhibit A, paragraph A. Stratford and the Chief Executive Officer of Cumulus may negotiate fees in excess of $25,000 for particular markets on a case-by-case basis, subject to the prior approval of the Chief Executive Officer, depending on competitive market conditions. This fee will be subject to a five (5) percent increase per year over the three years of this service agreement.

     3. Stratford will assume the budgeted amount of research expenditure in applicable markets that Cumulus acquires.

B.   Program Consulting

     1. During the term of this Agreement, Stratford will perform all services outlined in Exhibit A, Paragraph B above, for the following fee:

          Year One: $900.00 per month per FM station
          Year Two: $1000.00 per month per FM station
          Year Three: $1100.00 per month per FM station




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